N / E / W / S R / E / L / E / A / S / E

November 9, 2020

FOR IMMEDIATE RELEASE
Karen Evens, Vice President/Director of Marketing
765-747-1477
http://www.firstmerchants.com/

SOURCE: First Merchants Corporation (NASDAQ: FRME), Muncie, Indiana

First Merchants to acquire Hoosier Trust Company
Indianapolis-based trust and investment management firm holds $300 million in assets

First Merchants Corporation (NASDAQ - FRME) announced today that it will acquire Indianapolis-based Hoosier Trust Company.

Established in 2001, Hoosier Trust Company provides trust and investment management services to clients in Central Indiana. The company’s employees have a combined service of more than 75 years in the industry and work exclusively to serve the financial and fiduciary needs of their clients in tight alignment with their legal and tax advisors.

“Hoosier Trust Company has demonstrated tremendous success since its founding, and like First Merchants, the company commits to maintaining the highest standards of integrity and professionalism in client relationships,” said First Merchants President & CEO Michael C. Rechin. “This strategic acquisition will further strengthen First Merchants’ private wealth practice and continue our efforts to serve as a financial resource for all potential clients in the communities we serve.”

“The integration of an estate plan and trusted fiduciary administration is one of the most overlooked areas of personal financial management, but one of the most important,” said Michael Joyce, President of First Merchants Private Wealth Advisors. “At First Merchants, we partner with individuals, families and organizations to provide comprehensive solutions and personal service in pursuit of a secure financial future. Hoosier Trust Company is aligned with that mission, and we look forward to offering their current clients the opportunity to utilize First Merchants’ full array of counsel and capabilities.”

First Merchants Private Wealth Advisors consists of more than 100 professionals (including attorneys, CFAs, CPAs, CFPs, CTFAs, CRPSs and ChFCs) managing assets in excess of $4.0 billion. Advisors take a comprehensive approach to wealth management, beginning with a conversation and resulting in a solution to meet the goals and needs of the client.

“This is a natural fit for our company and provides our clients with significantly more opportunities to invest and succeed financially,” said Hoosier Trust Company President & CEO Connie S. Allman. “First Merchants has an established Private Wealth practice while also offering a full suite of commercial and personal banking services. We very much look forward to completing this acquisition and joining the First Merchants team.”

Dentons Bingham Greenbaum LLP served as legal advisor to First Merchants.
Renninger and Associates LLC served as financial advisor to Hoosier Trust Company in this transaction and SmithAmundsen LLC served as legal advisor.

First Merchants is a full-service financial institution offering an array of services including commercial and consumer banking, treasury management, private wealth and administrative services. With assets of approximately $13.7 billion and 125 banking offices in Indiana, Michigan, Ohio and Illinois, the company is investing heavily in growing its presence and community impact in the Midwest.

About First Merchants Corporation

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation has one full-service bank charter, First Merchants Bank. The Bank also operates as First Merchants Private Wealth Advisors (as a division of First Merchants Bank). First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s website (www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.